Exhibit 99.1

AMMO Inc. Announces that Steven Urvan and Susan Lokey Have Been Placed on Administrative Leave

AMMO Suspends These Employees While the Company Conducts Internal Investigation into Potential Misconduct, Including Misappropriation of the Company’s Data and Digital Assets

AMMO Board Forms Special Committee

SCOTTSDALE, Ariz., Sep. 6, 2022 – AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today announced that Steven Urvan, Chief Strategy Officer, and Susan Lokey, Chief Financial Officer of SpeedLight I, LLC d/b/a GunBroker.com, have been placed on administrative leave with immediate effect.

The Company has reason to believe that these individuals may have misappropriated the Company’s data and digital assets and transmitted that data to a third party controlled by Mr. Urvan and with which Ms. Lokey is associated. The Company commenced an internal investigation into the alleged misconduct several weeks ago. During the pendency of the investigation, these individuals will remain suspended from their duties.

The Company’s board of directors has formed a special committee (the “Special Committee”) in connection with the conduct of Mr. Urvan. The Special Committee issued the following statement:

We are deeply concerned by the preliminary results of our investigation to date. We are committed to ensuring that all aspects of the Company’s business are conducted with integrity, transparency and oversight. The Company seeks to protect its data and digital assets against all forms of misappropriation.

Mr. Urvan was aware of our concerns and our prior attempts to investigate and discern more information. We believe that his recently announced proxy contest to replace the entire Board may be, at least in part, an attempt by Mr. Urvan to thwart our investigation and driven by his desire to avoid accountability.

Nevertheless, we will continue our thorough investigation into the alleged misconduct. We will conduct this investigation with the urgency and diligence it deserves, and we will take responsive or preventative actions that the Special Committee determines to be appropriate.

In the meantime, to protect the Company and its customers, stockholders and other stakeholders, the Special Committee has determined to place these individuals on administrative leave. It is untenable to allow these individuals continued access to the Company’s systems, data, property or employees while the investigation is underway and until we fully understand the nature and scope of their prior actions.

In the meantime, we remain committed to delivering exceptional and innovative products and experiences for outdoor sporting enthusiasts that drive value for our shareholders and other stakeholders.

The Company currently does not expect the investigation to yield any findings that impact the financial results, balance sheet or business prospects of the Company.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK ™ Visual Ammunition, /stelTH/™ subsonic munitions, and specialty rounds for military and law enforcement use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: risks related to the separation of our ammunition and marketplace businesses, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, risks related to AOS not being able to recruit the appropriate members of its executive management team or board of directors, risks related to the transaction not being completed in accordance with our expected plans or anticipated timelines, or at all, risks related to the transaction not achieving some or all of any of the anticipated benefits with respect to either business, and risks related to AOS’s ability to succeed as a standalone publicly traded company. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Important Additional Information and Where to Find It

AMMO, Inc. (the “Company”) intends to file a proxy statement on Schedule 14A, an accompanying WHITE universal proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s shareholders for the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain copies of the Company’s proxy statement, proxy card, any amendments or supplements thereto and other documents filed by the Company with the SEC when they become available at no charge at the SEC’s website at www.sec.gov . Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.ammoinc.com or by contacting the Company’s Investor Relations Department at IR@ammo-inc.com after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Shareholders, filed with the SEC on September 13, 2021, the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, filed with the SEC on June 29, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Investor Contact:

Matt Blazei

Phone: (516) 386-0430

IR@ammo-inc.com

Media Contact:

Gagnier Communications

Dan Gagnier

(646) 569-5897

AMMO@gagnierfc.com